Exhibit 99.1

TO:	All Power Integrations Employees

FROM:	Rafael Torres

RE:	(1) End of Stock Option Exercise Blackout Period
(2) Adverse Tax Consequences of Certain Stock Option Grants
(3) Power Integrations Actions To Mitigate Adverse Tax Consequences

DATE:	August 1, 2007

I am pleased to announce that in the next 2 weeks, we expect to become current in our filings with the U.S. Securities and Exchange Commission (“SEC”) and relisted for trading on the Nasdaq Global Market.

End of Stock Option Exercise Blackout Period

We anticipate that within 2 days after the date we become current in our filings and relisted on Nasdaq, we will lift the blackout on stock option exercises. Cashless broker assisted exercises of stock option will then be able to recommence, subject to our normal insider trading policy (a copy of which can be found in the Employee Handbook). However, before exercising any outstanding stock options, please read carefully the remainder of this memorandum.

Adverse Tax Consequences of Certain Stock Option Grants

Any options determined to have been granted with a below-market exercise price for purposes of our restated financials, and which vested or may vest after December 31, 2004, and which remained outstanding (i.e., unexercised) as of December 31, 2005, may be subject to adverse personal taxation under Section 409A of the U.S. Internal Revenue Code and, for individuals who pay income taxes in California, under a comparable provision of the California tax code (“California Section 409A”). Only the portion of such a “discounted” (below-market) option that vested after December 31, 2004 is potentially subject to Section 409A and California Section 409A (the “Affected Options”).

In the near future, employees who hold Affected Options will receive a personalized email with additional information identifying which of their options are Affected Options and therefore may be subject to Section 409A and, if applicable, California Section 409A. Please await receipt of this important communication.

Under Section 409A, individuals who hold these Affected Options may be subject to a 20% federal tax on the value of these options, plus interest and penalties, in addition to the regular ordinary income and/or capital gains taxes applicable to these options. In addition, California Section 409A imposes additional identical taxes, interest charges and penalties on these Affected Options, resulting in an aggregate tax rate of 80% or more of the value of the shares subject to the Affected Option. The tax, interest and penalties under Section 409A and California Section 409A may apply even if the option is never exercised.

Power Integrations Actions To Mitigate Adverse Tax Consequences

In order to mitigate the possible adverse personal tax consequences under Section 409A and California Section 409A, we intend to offer current employees who hold these Affected Options the opportunity to “cure” (i.e., adjust the terms of) these options. Specifically, we plan to conduct a tender offer in which we will offer to adjust outstanding Affected Options to increase the exercise price of such options to the fair market value of our common stock on the corrected measurement date, as determined for accounting purposes. Also, as part of the tender offer, we intend to offer to each optionee whose Affected Option are amended in the tender offer a cash payment, to be paid in January 2008, equal to the difference between the original exercise price and the corrected measurement date price for each option share amended (i.e., an amount equal to the aggregate increase in exercise price). The cash payment will be made regardless of whether the Affected Option is ever exercised and regardless of whether the optionee remains employed on the payment date. Based on current guidance issued by the Internal Revenue Service (“IRS”) in connection with Section 409A, and based on current interpretations of California Section 409A, we believe that this kind of adjustment to the exercise price will help avoid or minimize the adverse tax consequences that are applicable to Affected Options under Section 409A and California Section 409A.

You will generally be eligible to participate in the tender offer as to the portion of your options that are Affected Options (i.e., options that are deemed “discounted” for accounting purposes and that vested or may vest after December 31, 2004) if: (a) your Affected Options remains outstanding and unexercised throughout the duration of the tender offer, (b) you remain a Power Integrations employee throughout the duration of the tender offer, and (c) you are subject to taxation in the U.S. under Section 409A with respect to your Affected Options.

We intend to commence the tender offer on the terms described in this memo in the next few weeks, after we become current in our financial reports with the SEC and become relisted on Nasdaq. At that time, we will distribute via email to eligible participants the formal terms of the tender offer. Eligible participants are urged to read these tender offer documents carefully before making a decision to participate in the tender offer.

If you hold an Affected Option we strongly encourage you not to exercise that option until you have consulted with your personal tax, legal or financial advisors. Options that have been exercised prior to the conclusion of the tender offer are not eligible to be adjusted in the tender offer. Power Integrations does not intend to reimburse you for any taxes you may incur if you exercise your Affected Options prior to the amendment of those options in the tender offer or if you choose to not participate in the tender offer.

If you wish to take advantage of the offer and submit your affected options for adjustment, you should not exercise your Affected Options until after the tender offer expires. By law, the tender offer will remain open for at least twenty (20) business days, which means the tender offer will likely not be completed, and your options likely will not be deemed “cured”, until at least the middle of September. Please also note that once the tender offer has expired, it will take several business days to update the stock plan administration records of option holders who have validly accepted the offer. After that time, you will be free to exercise the amended Affected Options with the adjusted exercise prices in accordance with our insider trading policy and the terms of your options.

If you do not elect to take advantage of the tender offer and submit your Affected Options for adjustment, you may be subject to adverse tax consequences on these options, plus interest and penalties, in addition to the regular ordinary income and/or capital gains taxes applicable to these options. Power Integrations will be obligated to report your exercise of your discounted options to the IRS at the end of the year.

Further Information

Undoubtedly some of you will have questions about these complex matters. I would encourage you to hold your questions until after you have received additional communications from us, including the official tender offer documents, which we hope will address the most common questions. In addition, we will be discussing the proposed tender offer and the consequences of Section 409A at our Employee Communications Meeting on Thursday, August 2. Finally, we anticipate conducting a series of presentations for eligible participants once we officially commence the tender offer to help highlight the material terms and conditions of the offer. You are also encouraged to consult your own tax, legal and financial advisors at any time at your own expense.

The full details of any tender offer, including complete instructions on how to tender your Affected Options, will be included in the tender offer statement, offer to purchase, the letter of transmittal and related materials, which will be delivered to eligible employees who hold Amended Options promptly following commencement of the offer. You should read carefully the tender offer statement, offer to purchase, the letter of transmittal and other related materials when they are available because they will contain important information. You may obtain free copies, when available, of the offer to purchase and other related materials that will be filed by Power Integrations with the SEC at the SEC’s website at www.sec.gov. When available, you also may obtain a copy of these documents, free of charge, from Power Integrations by contacting Laura Bright.

Thank you for your understanding and cooperation. We look forward to seeing you at Thursday’s meeting.